December 16, 2002

ROHN Industries, Inc.
6718 W. Plank Road
P.O. Box 2000
Peoria, Illinois 61604

          Re: $53,000,000 Credit Facility / Repayment of Term Loan
              ----------------------------------------------------

Ladies and Gentlemen:

     This letter is delivered to you in connection with the Credit Agreement dated as of March 8, 2001 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") among ROHN INDUSTRIES, INC., a Delaware corporation (the "Parent"), each of the Parent's domestic Subsidiaries, as borrowers (together with the Parent, collectively, the "Borrowers" and each a "Borrower"), the Parent and each of the Parent's domestic Subsidiaries, as Guarantors, the financial institutions that are or may from time to time become parties hereto, as lenders (together with their respective successors and assigns, the "Lenders" and each a "Lender"), LASALLE BANK NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in its individual capacity, "LaSalle", and in its capacity as administrative agent for the Lenders, the "Administrative Agent"), and NATIONAL CITY BANK, a national banking association, as syndication agent for the Lenders (in its individual capacity, "NCB", and in its capacity as syndication agent for the Lenders, the "Syndication Agent" and together with the Administrative Agent, the "Agents"). Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Credit Agreement.

     In connection with, and in consideration of the agreements contained in the Credit Agreement, the Agents, on behalf of the Lenders, acknowledge and agree that the installment of the Term Loan payment under clause (ii) of Section 3.1(B) of the Credit Agreement may be repaid by the Borrowers to each applicable Lender in such Lender's Percentage of $1,500,000 on the last Business Day of December, 2002.

     Notwithstanding anything contained in this letter, the terms of this letter are not intended to and do not serve to effect a novation as to the Credit Agreement or any other Loan Document. The parties to this letter expressly do not intend to extinguish the Credit Agreement or any other Loan Document. Instead, the parties to this letter expressly intend to reaffirm the indebtedness created under the Credit Agreement and the other Loan Documents. The Credit Agreement and the other Loan Documents remain in full force and effect and the terms and provisions of the Credit Agreement and the other Loan Documents are ratified and confirmed. Nothing in this letter shall in any way be deemed to be (a) a waiver of any Event of Default including any existing Events of Default or (b) an agreement to forbear from exercising any remedies with respect to any Event of Default except as specifically set forth in the Eighth Amendment to Credit Agreement and Amendment to Forbearance Agreement dated as of November 6, 2002 among the Credit Parties, the Agents and the Lenders.

                                            Very truly yours,

                                            LASALLE BANK NATIONAL ASSOCIATION


                                            By: /s/ James Simpson
                                               ---------------------------
                                            Title: Vice President

                                            NATIONAL CITY BANK


                                            By: /s/ Timothy T. Fogerty
                                               ---------------------------
                                            Title: Senior Vice President

Accepted and Agreed to
as of December 16, 2002:

ROHN INDUSTRIES, INC.
ROHN INSTALLATION SERVICES, INC.
ROHN ENCLOSURES, INC.
ROHN, INC.
ROHN PRODUCTS, INC.
ROHN CONSTRUCTION, INC.
FOLDING CARRIER CORP.
ROHN FOREIGN HOLDINGS, INC.
UNR REALTY, INC.


By: /s/ Alan R. Dix
   ---------------------------
Title: Vice President and CFO
       of the the foregoing
       entities.